Exhibit 10.18

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement is entered into as of October 31, 2003, by and between Digital Insight Corporation, a Delaware corporation, (“Borrower”) and City National Bank, a national banking association (“CNB”).

RECITALS

A. Borrower and CNB are parties to that certain Credit Agreement, dated as of October 25, 2002 (the Credit Agreement, as herein amended, hereinafter the “Credit Agreement”).

B. Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2.	Amendments. The Credit Agreement is amended as follows:

2.1	The definition of Termination Date in the Credit Agreement is stricken and replaced with the following:

““Termination Date” shall be three hundred and sixty four (364) days after each condition set forth in Section 4 of this Amendment has been satisfied, but in no event later than October 31, 2004, unless the Revolving Credit Commitment is renewed for an additional term by CNB giving Borrower prior written notice of such renewal, in which event the Termination Date will mean the renewed maturity date of the Revolving Credit Commitment set forth in the notice. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 8.3; the date of any such termination will become the Termination Date as that term is used in this Agreement.”

2.2	Section 2.2.1 (Interest on Revolving Credit Loans) is stricken and replaced with the following:

“2.2.1 Interest on Revolving Credit Loans. Each Revolving Credit Loan will bear interest from disbursement until repaid or due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower’s option, either (a) for a LIBOR Revolving Loan, the LIBOR Interest Rate plus one and three quarters percent (1 3/4%) per annum, or (b) for a Prime Revolving Loan, the fluctuating Prime Rate per annum.

“Interest on the Revolving Credit Loans will accrue daily and be payable (a) if a Prime Revolving Loan, monthly, in arrears, on the last day of each month, commencing on the first such date following disbursement; (b) if a LIBOR Revolving Loan, (i) at the same time as interest payments are due on Prime Revolving Loans, (ii) on the last day of each Interest Period, and (iii) upon any prepayment of any LIBOR Revolving Loan (to the extent accrued on the amount prepaid); (c) on the date a Prime Revolving Loan is converted to a LIBOR Revolving Loan; and (d) at the Termination Date. A Revolving Credit Loan tied to the LIBOR Interest Rate is called a “LIBOR Revolving Loan,” and a Revolving Credit Loan tied to the Prime Rate is called a “Prime Revolving Loan.” A Revolving Credit Loan will be a Prime Revolving Loan any time it is not a LIBOR Revolving Loan.”

2.3	Section 5.2.3 is stricken and replaced with the following:

5.2.3 Prior to the consummation of an acquisition, a proforma statement as to Borrower’s compliance with the financial covenants set forth in Section 5.9, below, where such acquisition, when added to other acquisitions during the calendar year, is valued at more than Thirty Million Dollars ($30,000,000.00) on a Cash Purchase Basis. Cash Purchase Basis is defined as the aggregate of cash consideration, assumed funded debt and the value of stock issued as consideration at the time of announcement of the acquisition.

2.4	Section 5.2.5 is stricken in its entirety.

2.5	Section 6.8 (Mergers and Acquisitions) is stricken and replaced with the following:

“Mergers and Acquisitions. Enter into any merger or consolidation, or acquire all or substantially all the assets of any Person, except (a) a Subsidiary may be merged into or consolidated with another Subsidiary or with Borrower, (b) not exceeding $30,000,000.00, on a Cash Purchase Basis, in the aggregate during any calendar year; and (c) acquisitions during any calendar year where prior to such acquisition, Borrower supplies the information set forth in Section 5.2.3, demonstrating that such acquisition will not result in a Potential Event of Default or Event of Default.”

3.	Existing Agreement. Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4.	Conditions Precedent. This Amendment shall become effective upon the fulfillment of all of the following conditions to CNB’s satisfaction:

4.1	CNB shall have received this Amendment duly executed by Borrower; and

4.2	CNB shall have received a renewal Fee for the period equal to $25,000.

5.	Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.	Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

“Borrower”	Digital Insight Corporation, a Delaware corporation

	By:	/s/ Elizabeth Murray
Elizabeth Murray, Executive Vice President, and
Chief Financial Officer

“CNB”	City National Bank, a national banking association

	By:	/s/ Sajeda Simjee
Sajeda Simjee, Vice President

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